Exhibit 21.1

Subsidiaries

(a) The Old Evangeline Downs, L.L.C

NAME	DOMESTIC JURISDICTION
The Old Evangeline Downs Capital Corp.	Delaware

(b) The Old Evangeline Downs Capital Corp.

NAME	DOMESTIC JURISDICTION
None	Delaware